                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated June 18, 2004 with respect to the financial statements and schedule of Nalco Finance Holdings LLC as of December 31, 2003 and for the
period from November 4, 2003 through December 31, 2003 (Successor) and Ondeo
Nalco Group as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 and for the period from January 1, 2003 through November
4, 2003 (Predecessor), included in the Registration Statement (Form S-4) and related Prospectus of Nalco Finance Holdings LLC for the registration of
$694,000,000 aggregate principal amount at maturity of its 9% Senior Discount
Notes due 2014.

/s/ Ernst & Young LLP
Chicago, Illinois
September 22, 2004